UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2010

PORTER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	001-33033	61-1142247
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 Eastpoint Parkway, Louisville, Kentucky, 40223
(Address of principal executive offices)

(502) 499-4800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

The Company held a special meeting of shareholders on September 16, 2010. A total of 8,722,484 shares were represented in person or by proxy at the meeting, constituting 82.44% of the 10,580,858 issued and outstanding shares entitled to vote at the meeting. Proxies were solicited pursuant to Regulation 14A under the Securities Exchange Act of 1934.

Proposal One

A proposal to approve, for purposes of NASDAQ Rule 5635, the issuance of common shares to allow for the conversion or exercise of 597,000 shares of our Cumulative Mandatory Convertible Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”); 365,080 shares of our Non-Voting Mandatory Convertible Preferred Stock, Series C (the “Series C Preferred Stock”); 1,380,437 shares of a new class of non-voting common stock (“Non-Voting Common Stock”); and an option to purchase 64,784 shares of common stock at $11.50 per share, was approved at the meeting. The number of shares cast with respect to this proposal was as follows:

For: 8,711,185	Against: 10,972.93	Abstain: 325.40

The number voting “for” constitutes 99.87% of the total number of shares represented and voting at the meeting with respect to this proposal, and 82.33% of the total outstanding shares. There were no broker non-votes received with respect to this item.

Proposal Two

A proposal to authorize a new class of Non-Voting Common Stock, which will be issuable upon the exercise of stock purchase warrants at a purchase price of $11.50 per share was approved at the meeting by a majority of the outstanding shares. The number of shares cast with respect to this proposal was as follows:

For: 8,696,552	Against: 25,428.68	Abstain: 502

The number voting “for” constitutes 99.70% of the total number of shares represented and voting at the meeting with respect to this proposal, and 82.19% of the total outstanding shares. There were no broker non-votes received with respect to this item.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Porter Bancorp, Inc. on September 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 20, 2010	Porter Bancorp, Inc.

		By:	/s/ Maria L. Bouvette
Maria L. Bouvette
President and CEO

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated September 16, 2010